Exhibit 10.1
EMPLOYMENT AGREEMENT
THE UNDERSIGNED:
1.	FORRESTER RESEARCH B.V., having a registered office in Amsterdam, The Netherlands hereinafter referred to as “the Employer”;

and

2.	Dennis van Lingen, residing at [street address], the Netherlands hereinafter referred to as “the Employee”;
AGREE AS FOLLOWS:
Article 1. Commencement, duration and termination
1.	The employment shall be entered into for a definite period of 12 months, commencing on August 1, 2000 and, thus, legally expiring without prior notice on July 31, 2001.

2.	The employment agreement will start on August 1, 2000, provided the Employee will not be incapacitated to work on this day. In that case, the employment agreement will commence on the first working day the Employee will be recovered.

3.	The employment agreement will be subject to the maximum statutory allowed probation period of one month. During said period, either party shall be entitled to immediately terminate the employment.
Article 2. Position
1.	The Employee shall hold the position of Marketing Director, Europe.

2.	Absent the Employer’s prior written consent, the Employee shall not perform any other work for pay during his employment term, nor shall he, alone or with other persons, directly or indirectly, establish or conduct a business which is competitive with the Employer’s business, whatever its form, or take any financial interest in or perform work gratuitously or for remuneration for such a business.

Article 3. Salary
1.	The Employee shall receive a gross salary of NLG 180,000 annually to be paid in twelve equal monthly installments. The Employee’s 8% holiday allowance is included in this amount. The Employee’s car allowance of 18,000 NLG is included in this amount.

2.	Depending on the performance accomplished by the Employee, the Employer will apportion a target bonus to the Employee for the amount of NLG 30,000 prorated to the start date in accordance with Forrester’s standard bonus payment plan. The exact amount of the bonus earned will be measured and determined quarterly by the Employer’s total company performance and the Employee’s achievement of team and individual goals that the Employer and the Employee will set together. As a result, the Employee may earn more or less than the above eligibility amount depending upon the Employer’s, the Employee’s teams’, and the individual Employee’s performance.

3.	Stock Options: the Employee will be eligible for a grant of an option to purchase 5,000 shares of the Employer’s common stock pursuant to the Employer’s 1996 Equity Incentive Plan. This option has a vesting period of three years during which one third of shares vest annually. This grant will be made to the Employee as of the start date, subject to approval of the Employer’s Board of Directors. These options may have immediate tax consequences for the Employee. The Employee is fully responsible for these consequences. The Employer does not provide or pay for any fiscal advise regarding these options.
4.	After the Employee has completed the one month probation period, he will be paid a bonus of gross NLG 10,000 if he commences employment on or before August 1, 2000 or NLG 5,000 if he commences employment on or before August 14, 2000.
Article 4. Working hours and work place
1.	The working week shall run from Monday to Friday. The usual office hours shall run from 8:30 a.m. to 5:30 p.m.

2.	The Employee shall perform his work at the Employer’s establishment in Amsterdam. The Employer shall be entitled to relocate the work place, if the company’s interests so require.

3.	The Employee convenants that, at the Employer’s request, he shall work overtime outside the normal working hours whenever a proper performance of his duties so require. With respect to said overtime, no remuneration shall be paid.
Article 5. Transportation Allowance
1.	For the performance of work, the Employer shall award the Employee a transportation allowance for the net amount of NLG 0 to 270 per month based on the Employees distance of 0 to 30 km from the Employer’s office location.

2.	If the Employee is ill for a period longer than three months, the Employer shall be entitled to suspend the transportation allowance until the Employee resumes work.
Article 6. Pension
The Employer shall take out a pension insurance policy for the Employee (eligibility requires the employee be 25 years or older). The costs involved in the pension shall be divided between the Employer and Employee. The Employer’s contribution has been determined at 50% of these costs. The Employee authorises the Employer to withhold his contribution from the salary in equal and consecutive installments, if possible. The Employer shall ensure payment of the total premium to the insurance company.
Article 7. Holiday
1.	The Employee shall be entitled to 25 days’ holiday a year, accrued on a monthly basis. Holidays may be taken only in consultation and after approval by the Employer.

2.	Holidays must be taken in the year the Employer has fixed them. Holidays not taken will expire on the first day of the next holiday year.
Article 8. Illness and incapacity for work
1.	If the Employee is ill or unable to perform work for any reason, he shall be obliged to inform the Employer thereof before 9:00 a.m. on the first day of absence.

2.	In case of sickness, the employer will only continue payment to that extent at any time obliged to do so by law.
Article 9. Health insurance
     The Employer shall compensate 50% of the Employee’s premium payable for a health Insurance approved by the Employer.
Article 10.Training
     For a period of one to two months, the Employee shall be obliged to follow the Employer’s standard training, at the Employer’s expense.
Article 11. Confidentiality
1.	Neither during the employment term nor upon termination of the employment shall the Employee inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by the Employer or its affiliated companies, which he could reasonably have known were not intended for third parties, regardless of the manner in which he learned of the particulars.

2.	Any violation of the obligation to maintain confidentiality as set forth in paragraph 1 shall carry a penalty of NLG 10,000 immediately payable by the Employee to the Employer and without prejudice to any other claims which the Employer may have, including the right to full damages.
Article 12. Anti-competition clause
1.	Without the prior consent of the Employer and for a period of 12 months following voluntary termination of the employment agreement, the Employee shall refrain from marketing and/or providing written research and advisory services in the fields of information technology and new media in the European Union, and from contacting any of the Employer clients:
a) for the benefit of or directly for those clients of the Employer or its affiliated companies for which the Employee performed work in any manner or its affiliated companies;
b) refrain from directly or indirectly approaching the clients referred to in (a), either in his own interest or in the interests of any third party, with a view to inducing them to terminate their relations with the

Employer, or any affiliated company, for the benefit of the competing company. The Employee must generally refrain from any activity which might adversely affect relations between the Employer, or any affiliated company, and its clients;
c) refrain from inducing employees of the Employer or any affiliated company or of any of its clients to terminate their employment contracts with the Employer or the affiliated company or any such client, so as to be able to compete in any manner whatsoever with the Employer or any affiliated company; all this in any manner or form, directly or indirectly, gratuitously or for remuneration.
2.	The restrictions set forth in paragraph 1 of Article 12 will apply for a period of six (6) months following involuntary termination of the employment agreement and shall not apply if Forrester Research, B.V. ceases to conduct business in Europe.

3.	For each violation of any of the prohibitions as set forth above, the Employee shall either forfeit to the Employer a penalty of NLG 10,000 as well as NLG 1,000 for each day that the Employee continues to be in violation, or the Employer shall exercise its right to claim full damages.

4.	Article 7:650 sections 3 and 5 of the Dutch civil code do not apply to the penalties as set forth in article 11 and 12 of this Agreement.
Article 13. Restitution
     Upon termination of the employment relation, the Employee shall be obliged to immediately return to the Employer any materials, documents, information copied in whatever form, articles, keys and any other things belonging to the Employer.
Article 14. Intellectual and industrial property rights
1.	The Employee agrees that the employment relation between the parties vests, by operation of law, certain intellectual property rights in and to work that the Employee creates during the normal course of employment (“Work”). The Employee further covenants that he shall transfer to the Employer, insofar as possible, any other intellectual property rights in and to the Work, both in the Netherlands and abroad.

2.	The Employee acknowledges that his salary includes reasonable compensation for the loss of intellectual and industrial property rights.
Article 15. Governing law
     This agreement shall be governed by the laws of the Netherlands.
Article 16. Miscellaneous
     No amendment to this employment contract shall be effective unless it is made in writing and signed by or on behalf of the parties.
Drawn up in duplication originals and signed in Amsterdam on 20 June 2000.

FORRESTER RESEARCH B.V.	Candidate Name
/s/ Emily Nagle Green 19/6/00	/s/ Dennis van Lingen 20/6/00
Emily Nagle Green Managing Director	Dennis van Lingen

ADDENDUM
     This Addendum made this day of May 21, 2001 and serves to extend the term of the Employment Agreement (the “Agreement”) previously concluded by Dennis van Lingen and Forrester Research BV Emmaplein 5, Amsterdam, 1075 AW, Netherlands and is governed by and made a part of the Agreement.
     The parties hereby agree to continue their existing employment relationship commencing on the day following the expiration of the Agreement. The Agreement will remain in effect until the employment relationship is legally terminated by one or both of the parties.

Forrester Research BV	Employee
/s/ Emily Nagle Green	/s/ Dennis van Lingen
By: Emily Nagle Green	Dennis van Lingen
Title: Managing Director
Date: 21/5/01	Date: 21/05/01